Exhibit 2.3
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of the ordinary shares, the American Depositary Shares and the bylaws of Erytech Pharma S.A. (“Erytech” or the “Company”) is a summary and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to the complete text of the Company’s bylaws, which are incorporated by reference as Exhibit 1.1 of the Company’s Annual Report on Form 20-F to which this description is also an exhibit. The Company encourages you to read the Company’s bylaws carefully.
As of December 31, 2021, Erytech has the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
American Depositary Shares, each representing one ordinary share, nominal value €0.10 per share	ERYP	The Nasdaq Global Select Market
Ordinary shares, nominal value €0.10 per share*	*	The Nasdaq Global Select Market*
*Not for trading, but only in connection with the registration of the American Depositary Shares.
ORDINARY SHARES
As of December 31, 2021, our outstanding share capital consisted of a total of 31,018,553 issued ordinary shares, fully paid and with a nominal value €0.10 per share. The Company has no preferred shares outstanding.
Preemptive rights
Under French law, in the event of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present at the extraordinary meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such rights are not waived by the extraordinary general meeting, each stockholder may individually exercise, assign or not exercise its preferential rights.
Types and class of securities
Form of Shares. The shares are in registered form, until their full payment. When they are fully paid up, they may be in registered form or bearer, at the option of the shareholders.
Further, in accordance with applicable laws, the Company may request at any time from the central depository responsible for holding the Company’s shares, or directly from one or several intermediaries listed in Article L. 211-3 of the French Monetary and Financial Code, the information concerning the owners of the Company’s shares and securities conferring immediate or long-term voting rights at the Company’s general meetings of shareholders as referred to in Article L. 228-2 of the French Commercial Code.
Holding of Shares. In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened by the Company or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions.
Ownership of Shares by Non-French Persons. Neither French law nor the Company’s bylaws limit the right of non-residents of France or non-French persons to own or, where applicable, to vote the Company’s securities. However, non-residents of France may have to file an administrative notice with the French authorities in connection with certain direct or indirect investments in the Company, including through ownership of ADSs. In addition, acquisitions of 10% of the share capital or voting rights of a French resident company or a non-French resident company by a non-French resident or by a French resident, respectively, are subject to statistical reporting requirements to the French National Bank.

Exhibit 2.3
Moreover, certain foreign investments in companies incorporated under French laws are subject to the prior authorization from the French Minister of the Economy, where all or part of the target’s business and activity relate to a strategic sector, such as energy, transportation, public health and telecommunications. etc., pursuant to Law n°2019-486 (and as from April 1, 2020 pursuant to the decree n°2019-1590). The French government has adapted this foreign investment control procedure in France within the context of the ongoing COVID-19 pandemic in two ways: (i) the inclusion, by a Ministerial order (arrêté) of April 27, 2020, of biotechnologies in the list of critical technologies and (ii) the addition, by a Decree (décret) of July 22, 2020 as amended by Decree n°2020-1729 of December 28, 2020, of the threshold of 10% of voting rights of a company subject to French law whose securities are listed on a stock exchange as triggering the control procedure. The Decree of July 22, 2020, as extended by the Decree n° 2021-1758 of December 22, 2021, currently provides that this new 10% threshold will be effective until December 31, 2022 and a fast-track review procedure for foreign investments exceeding this threshold.
See ‘‘Limitations Affecting Shareholders of a French Company—Ownership of ADSs or Shares by Non-French Residents.’’
Assignment and Transfer of Shares. Shares are freely negotiable, subject to applicable legal and regulatory provisions. French law notably provides for standstill obligations and prohibition of insider trading
Memorandum and articles of association
Corporate Purpose (Article 3 of the Bylaws)
The Company’s corporate purpose in France and abroad includes the research, manufacturing, importation, distribution and marketing of investigational drugs, devices and medical equipment, and the provision of advisory services associated with these activities. The Company is authorized to engage in all financial, commercial, industrial, civil, property or security-related transactions that directly or indirectly relate to accomplishing the purposes stated above.
The Company may act directly or indirectly and do all these operations in all countries, for or on behalf of third parties, either alone or with partnership with third parties, association, group or creation of new companies, contribution, sponsorship, subscription, purchase of shares or rights, mergers, alliances, undeclared partnership or taking or giving in lease or in management of all property and rights or otherwise.
Directors (Articles 17-22 of the Bylaws)
Duties of the Board. Except for powers given to the Company’s shareholders by law and within the limit of the corporate purpose, the Company’s board of directors is responsible for all matters relating to the successful operations of the Company, including but not limited to, social and environmental issues associated with the Company’s activities, and, through its resolutions, governs matters involving the company.
Appointment and Term. The Company’s board of directors must be composed of at least three members, but may not exceed 18 members, subject to the dispensation established by law in the event of merger. In appointing and electing directors, the Company seeks a balanced representation of women and men. The term of a director is 3 years, and directors may be re-elected at the Company’s annual ordinary share meetings; however, a director over the age of 75 may not be appointed if such appointment would result in the number of directors over the age of 75 constituting more than one-third of the board. The number of directors who are also the Company’s employees cannot exceed one-third of the board. Directors may be natural persons or legal entities except for the chairman of the board who must be a natural person. Legal entities appointed to the board must designate a permanent representative. If a director dies or resigns between annual meetings, the board may appoint a temporary director to fill the vacancy, subject to ratification at the next ordinary general meeting, or, if such vacancy results in a number of directors below three, the board must call an ordinary general meeting to fill the vacancy. If a director is absent at more than four consecutive meetings or placed with guardians, he or she will be deemed to have automatically resigned.
Organization. The board must elect a chairman from among the board members. The chairman must be a natural person, age 75 or younger, and may be removed by the board at any time. The board may also elect a natural person as vice president to preside in the chairman’s absence and may designate up to two non-voting board observers.
Deliberations. At least half of the number of directors in office must be present to constitute a quorum. Decisions are made by a majority of the directors present or represented and, if there is a tie, the vote of the chairman will carry the decision. Meetings may be held as often as required; however, the chairman is required to call a meeting with a determined agenda upon the request of at least

Exhibit 2.3
one-third of the directors if the board has not met for more than two months. French law and the Company’s charter and bylaws allow directors to attend meetings in person or, to the extent permitted by applicable law and with specified exceptions in the Company’s bylaws, by videoconference or other telecommunications arrangements. The board of directors can also make decisions by way of written consultation under the conditions provided by law.
Directors’ Voting Powers on Proposal, Arrangement or Contract in which any Director is Materially Interested. Under French law, any agreement entered into, directly or through an intermediary, between the Company and any director that is not entered into in the ordinary course of the Company’s business and upon standard market terms is subject to the prior authorization of the board of directors. The interested director cannot vote on such decision. The same provision applies to agreements between the Company and another company, except where such company is the Company’s wholly owned subsidiary, if one of the Company’s directors is the owner or a general partner, manager, director, general manager or member of the executive or supervisory board of the other company, as well as to agreements in which one of the Company’s directors has an indirect interest.
Directors’ Compensation. Director compensation for attendance at board meetings is determined at the annual ordinary general meeting. The general meeting may allocate an annual fixed sum and the board of directors allocates this sum among its members as it sees fit. In addition, the board of directors may allocate exceptional compensation (rémunération exceptionnelle) for missions or mandates entrusted to its members, for example as member or chair of one or more board committees, this remuneration is subject to the provisions regarding related-parties agreements. At the Company’s combined general meetings of shareholders held on June 28, 2018, June 21, 2019, June 26, 2020, shareholders set the total annual attendance fees to be distributed among non-employee directors at €280 thousand for 2018, €400 thousand for 2019 and €425 thousand for 2020 and 2021.
Board of Directors’ Borrowing Powers. There are currently no limits imposed on the amounts of loans or borrowings that the board of directors may approve.
Directors’ Share Ownership Requirements. The Company’s directors are not required to own any of the Company’s shares.
Shareholder rights
Rights, Preferences and Restrictions Attaching to Ordinary Shares (Articles 9, 16, 30, 33 and 34 of the Bylaws)
Dividends. The Company may only distribute dividends out of the Company’s distributable profits, plus any amounts held in the Company’s reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.
“Distributable Profits” consist of the Company’s statutory net profit in each fiscal year, calculated in accordance with accounting standards applicable in France, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to French law.
Legal Reserve. Pursuant to French law, the Company must allocate 5% of the Company’s statutory net profit for each year to the Company’s legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate par value of the issued and outstanding share capital.
Approval of Dividends. Pursuant to French law, the Company’s board of directors may propose a dividend for approval by the shareholders at the annual ordinary general meeting.
Upon recommendation of the Company’s board of directors, the Company’s shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when the Company’s net assets are or would become as a result of such distribution lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders. The amount of the Company’s share capital plus the amount of the Company’s legal reserves which may not be distributed was equal to €2,641,238.90 at June 25, 2021.
The Company’s board of directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and certified by an auditor, reflects that the Company has earned distributable profits since the close of the last financial year, after recognizing the

Exhibit 2.3
necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.
Distribution of Dividends. Dividends are distributed to shareholders pro rata according to their respective holdings of shares. In the case of interim dividends, distributions are made to shareholders on the date set by the Company’s board of directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by the Company’s board of directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.
Shareholders may be granted an option to receive dividends in cash or in shares, in accordance with legal conditions. The conditions for payment of dividends in cash shall be set at the shareholders’ meeting or, failing this, by the board of directors.
Timing of Payment. Pursuant to French law, dividends must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.
Voting Rights. Each share shall entitle its holder to vote and be represented in the shareholders’ meetings in accordance with the provisions of French law and of the Company’s bylaws. Ownership of one share implies, ipso jure, adherence to the Company’s bylaws and the decisions of the shareholders’ meeting.
In general, each shareholder is entitled to one vote per share at any general shareholders’ meeting. Pursuant to the Company’s bylaws, however, a double voting right is attached to each registered share which is held in the name of the same shareholder for at least two years. Under French law, ordinary bearer shares are not eligible for double voting rights. Purchasers of ADSs or of ordinary shares deposited with the depositary to receive ADSs, will be unlikely to meet the requirements to have double voting rights.
Under French law, treasury shares or shares held by entities controlled by the Company are not entitled to voting rights and do not count for quorum purposes.
Rights to Share in the Company’s Profit. Each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.
Rights to Share in the Surplus in the Event of Liquidation. If the Company is liquidated, any assets remaining after payment of the debts, liquidation expenses and all of the remaining obligations will first be used to repay in full the par value of the Company’s shares. Any surplus will be distributed pro rata among shareholders in proportion to the number of shares respectively held by them, taking into account, where applicable, of the rights attached to shares of different classes.
Repurchase and Redemption of Shares. Under French law, the Company may acquire its own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, Regulation (EU) No. 596/2014 of April 16, 2014 provides for safe harbor exemptions when the acquisition is made for one of the following purposes:
• to decrease the Company’s share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;
• to meet obligations arising from debt securities that are exchangeable into equity instruments;
• to provide shares for distribution to employees or managers under a profit-sharing, free share or share option plan; in this case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or
• the Company benefit from a simple exemption when the acquisition is made under a liquidity contract complying with the general regulations of, and market practices accepted by the French Financial Markets Authority (AMF).
All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L. 20-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules.

Exhibit 2.3
Under the Market Abuse Regulation 596/2014 of August 16, 2014 (MAR) and in accordance with the General Regulations of the AMF, a corporation shall report to the competent authority of the trading value on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.
No such repurchase of shares may result in the Company holding, directly or through a person acting on the Company’s behalf, more than 10% of the Company’s issued share capital. Shares repurchased by the Company continue to be deemed “issued” under French law but are not entitled to dividends or voting rights so long as the Company holds them directly or indirectly, and the Company may not exercise the preemptive rights attached to them.
Sinking Fund Provisions. The Company’s bylaws do not provide for any sinking fund provisions.
Liability to Further Capital Calls. Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable to further capital calls.
Requirements for Holdings Exceeding Certain Percentages. None, except as described below under the sections of this exhibit titled “Declaration of Crossing of Ownership Thresholds (Article 9 of the Bylaws)” and “Form, Holding and Transfer of Shares (Articles 13 and 15 of the Bylaws)—Ownership of Shares by Non-French Persons.” Exhibit 2.3 Actions Necessary to Modify Shareholders’ Rights
Shareholders’ rights may be modified as allowed by French law. Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of the Company’s bylaws. It may not, however, increase shareholder commitments without the prior approval of each shareholder.
Special Voting Rights of Warrant Holders
Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founder’s warrants, are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.
Rules for Admission to and Calling Annual Shareholders’ Meetings and Extraordinary Shareholders’ Meetings (Section IV of the Bylaws)
Access to, Participation in and Voting Rights at Shareholders’ Meetings. Shareholders’ meetings are composed of all shareholders, regardless of the number of shares they hold. Each shareholder has the right to attend the meetings and participate in the discussions (1) personally; (2) by granting proxy to any individual or legal entity of his choosing; (3) by sending a proxy to the Company without indication of the mandate; (4) by voting by correspondence; or (5) at the option of the board of directors at the time the meeting is called, by videoconference or another means of telecommunication, including internet, in accordance with applicable laws that allow identification. The board of directors organizes, in accordance with legal and regulatory requirements, the participation and vote of these shareholders at the meeting, assuring, in particular, the effectiveness of the means of identification.
Participation in shareholders’ general meetings, in any form whatsoever, is subject to registration or registration of shares under the conditions and time limits provided for applicable laws.
The final date for returning voting ballots by correspondence is set by the board of directors and disclosed in the notice of meeting published in the French Journal of Mandatory Statutory Notices, or BALO (Bulletin des Annonces Légales Obligatoires). This date cannot be earlier than three days prior to the meeting unless otherwise provided in the bylaws. The Company’s bylaws provide that the board of directors has the option to accept the voting ballots by correspondence beyond the limit set by applicable laws.
A shareholder who has voted by correspondence will no longer be able to participate directly in the meeting or to be represented. In the case of returning the proxy form and the voting by correspondence form, the proxy form is taken into account, subject to the votes cast in the voting by correspondence form.

Exhibit 2.3
A shareholder may be represented at meetings by any individual or legal entity by means of a proxy form which the Company sends to such shareholder either at the shareholder’s request or at the Company’s initiative. A shareholder’s request for a proxy form must be received at the registered office at least five days before the date of the meeting. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, and the other extraordinary, held on the same day or within a period of fifteen days.
A shareholder may vote by correspondence by means of a voting form, which the Company sends to such shareholder either at the shareholder’s request or at the Company’s initiative, or which the Company includes in an appendix to a proxy voting form under the conditions provided for by current laws and requirements. A shareholder’s request for a voting form must be received at the registered office at least six days before the date of the meeting. The voting form is also available on the Company’s website at least 21 days before the date of the meeting. The voting form must be recorded by the Company three days prior to the shareholders’ meeting, in order to be taken into consideration. The voting by correspondence form addressed by a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda.
To better understand the voting rights of the ADSs, ADS holders should carefully read the section in this exhibit titled “II. American Depositary Shares—Voting Rights.” .
Notice of Annual Shareholders’ Meetings. Shareholders’ meetings are convened by the Company’s board of directors, or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances. Meetings are held at the Company’s registered offices or at any other location indicated in the meeting announcement (avis de réunion). A meeting announcement is published in the BALO at least 35 days prior to a meeting, as well as on the Company’s website at least 21 days prior to the meeting. In addition to the particulars relative to the Company, it indicates, notably, the meeting’s agenda and the draft resolutions that will be presented. The requests for recording of issues or draft resolutions on the agenda must be addressed to the Company under the conditions provided for in the current legislation.
Subject to special legal provisions, the convening notice (avis de convocation) is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the BALO. Further, the holders of registered shares for at least a month at the time of the latest of the insertions of the convening notice shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. The latter may at any time expressly request by registered letter to the Company with acknowledgment of receipt that the aforementioned means of telecommunication should be replaced in the future by a mailing.
The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.
The convening notice may be addressed, where appropriate, with a proxy form and a voting by correspondence form, under the conditions specified in the Company’s bylaws, or with a voting by correspondence form alone, under the conditions specified in the Company’s bylaws. When the shareholders’ meeting cannot deliberate due to the lack of the required quorum, the second meeting must be called at least ten days in advance in the same manner as used for the first notice.
Agenda and Conduct of Annual Shareholders’ Meetings. The agenda of the shareholders’ meeting shall appear in the convening notice of the meeting and is set by the author of the notice. The shareholders’ meeting may only deliberate on the items on the agenda except for the removal of directors and the appointment of their successors which may be put to vote by any shareholder during any shareholders’ meeting. Pursuant to French law and the Company’s current share capital, one or more shareholders representing 5% of the Company’s share capital may request the inclusion of items or proposed resolutions on the agenda. Such request must be received at the latest on the 25th day preceding the date of the shareholders’ meeting, and in any event no later than the 20th day following the date of the shareholders’ meeting announcement.
Shareholders’ meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, by a Deputy Chairman or by a director elected for this purpose. Failing that, the meeting itself shall elect a Chairman. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

Exhibit 2.3
Ordinary Shareholders’ Meeting. Ordinary shareholders’ meetings are those meetings called to make any and all decisions that do not amend the Company’s bylaws. An ordinary meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of the votes cast by the shareholders present, or represented by proxy, or voting by mail. Abstentions will have the same effect of a “no” vote. In addition, pursuant to a recent AMF recommendation, French listed companies may be required to conduct a consultation of the ordinary shareholders meeting prior to the disposal of the majority of their assets, under certain circumstances. ,
Extraordinary Shareholders’ Meeting. The Company’s bylaws may only be amended by approval at an extraordinary shareholders’ meeting. The Company’s bylaws may not, however, be amended to increase shareholder commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority of the votes cast by the shareholders present, represented by proxy, or voting by mail. Abstentions will have the same effect of a “no” vote.
Limitations
Ownership of ADSs or Shares by Non-French Residents
Neither the French Commercial Code nor the Company’s bylaws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares. However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in the Company, including any purchase of the Company’s ADSs. In particular such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of the share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years’ imprisonment and a fine up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity. Moreover, certain foreign investments in companies incorporated under French laws are subject to the prior authorization from the French Minister of the Economy, where all or part of the target’s business and activity relate to a strategic sector, such as energy, transportation, public health and telecommunications. etc., pursuant to Law n°2019-486 (and as from April 1, 2020 pursuant to the decree n°2019-1590). The French government has adapted this foreign investment control procedure in France within the context of the ongoing COVID-19 pandemic in two ways: (i) the inclusion, by a Ministerial order (arrêté) of April 27, 2020, of biotechnologies in the list of critical technologies and (ii) the addition, by a Decree (décret) of July 22, 2020 as amended by Decree n°2020-1729 of December 28, 2020, of the threshold of 10% of voting rights of a company subject to French law whose securities are listed on a stock exchange as triggering the control procedure. The Decree of July 22, 2020, as extended by the Decree n° 2021-1758 of December 22, 2021, currently provides that this new 10% threshold will be effective until December 31, 2022 and a fast-track review procedure for foreign investments exceeding this threshold.
Foreign Exchange Controls
Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that the Company may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident such as dividend payments be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.
Availability of Preferential Subscription Rights
The Company’s shareholders will have the preferential subscription rights described under “Ordinary Shares—Changes in Share Capital—Preferential Subscription Right.” Under French law, shareholders have preferential rights to subscribe for cash issues of new shares or other securities giving rights to acquire additional shares on a pro rata basis. Holders of the Company’s securities in the United States (which may be represented by ADSs) will not be able to exercise preferential subscription rights for their securities

Exhibit 2.3
unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. The Company may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of the Company’s securities in the United States will be unable to exercise any preferential subscription rights and their interests will be diluted. The Company is under no obligation to file any registration statement in connection with any issuance of new shares or other securities. The Company intends to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to the Company of enabling the exercise by holders of shares in the United States and ADS holders of the subscription rights, and any other factors the Company considers appropriate at the time, and then to make a decision as to whether to register the rights. The Company cannot guarantee that it will file a registration statement.
For holders of the Company’s ordinary shares represented by ADSs, the depositary may make these rights or other distributions available to ADS holders. If the depositary does not make the rights available to ADS holders and determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case, ADS holders will receive no value for them. The section herein titled “II. American Depositary Shares—Dividends and Other Distributions” explains in detail the depositary’s responsibility in connection with a rights offering. See also “Risk Factors—The right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to the holders of our ADSs” in the Company’s Annual Report on Form 20-F to which this description is filed as an exhibit.
Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of the Company
Provisions contained in the Company’s bylaws and French corporate law could make it more difficult for a third-party to acquire the Company, even if doing so might be beneficial to the Company’s shareholders. These provisions include the following:
• under French law, the owner of 90% of the share capital or voting rights of a public company listed on a regulated market in a Member State of the European Union or in a state party to the EEA Agreement, including from the main French Stock Exchange, has the right to force out minority shareholders following a tender offer made to all shareholders;
• under French law, a non-resident of France as well as any French entity controlled by non-residents of France may have to file a declaration for statistical purposes with the Bank of France (Banque de France) within 20 working days following the date of certain direct foreign investments in the Company, including any purchase of the Company’s ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of the Company’s share capital or voting rights or cross such 10% threshold. See “Limitations Affecting Shareholders of a French Company;”
•under French law, certain investments in a French company relating to certain strategic industries, including biotechnologies, by individuals or entities not residents in a Member State of the European Union are subject to prior authorization of the Ministry of Economy pursuant to Law n°2019-486 (and as from April 1, 2929 pursuant to the decree n°2019-1580 of December 31, 2019, as amended by decree (arrêté) of April 27, 2020). See “Limitations Affecting Shareholders of a French Company;”
• a merger (i.e., in a French law context, a share for share exchange following which the Company’s company would be dissolved into the acquiring entity and the Company’s shareholders would become shareholders of the acquiring entity) of the Company’s company into a company incorporated in the European Union would require the approval of the Company’s board of directors as well as a two-thirds majority of the votes cast by the shareholders present, represented by proxy or voting by mail at the relevant meeting;
• a merger of the Company’s company into a company incorporated outside of the European Union would require 100% of the Company’s shareholders to approve it;
•under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;
• the Company’s shareholders have granted and may grant in the future the Company’s board of directors broad authorizations to increase the Company’s share capital or to issue additional ordinary shares or other securities, such as warrants, to the Company’s shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for the Company’s shares;

Exhibit 2.3
• the Company’s shareholders have preferential subscription rights on a pro rata basis on the issuance by the Company of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of the Company’s shareholders or on an individual basis by each shareholder;
• the Company’s board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director for the remaining duration of such directors' term of office and subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on the Company’s board of directors ;
• the Company’s board of directors can be convened by its chairman or its managing director, if any, or, when no board meeting has been held for more than two consecutive months, by directors representing at least one third of the total number of directors;
• the Company’s board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors’ identification and ensuring their effective participation in the board’s decisions;
• the Company’s shares are nominative or bearer, if the legislation so permits, according to the shareholder’s choice;
• approval of at least a majority of the votes cast by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders’ general meeting is required to remove directors with or without cause;
• advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders’ meeting, except that a vote to remove and replace a director can be proposed at any shareholders’ meeting without notice;
• the Company’s bylaws can be changed in accordance with applicable laws;
• the crossing of certain thresholds has to be disclosed and can impose certain obligations; see the section of this exhibit titled “Declaration of Crossing of Ownership Thresholds (Article 9 of the Bylaws);”
• transfers of shares shall comply with applicable insider trading rules and regulations, and in particular with the Market Abuse Directive and Regulation dated April 16, 2014; and
• pursuant to French law, the sections of the bylaws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by two-thirds of the votes of the Company’s shareholders present, represented by a proxy or voting by mail at the meeting. Exhibit 2.3 Disclosure of shareholdings
Declaration of Crossing of Ownership Thresholds (Article 9 of the Bylaws)
Any individual or legal entity referred to in Articles L. 233-7, L. 233-9 and L. 223-10 of the French Commercial Code coming to directly or indirectly own, or cease to own, alone or in concert, a number of shares representing a fraction of the Company’s capital or voting rights greater or equal to 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% and 95% shall inform the Company as well as the French Financial Market Authority (AMF) of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time within a period of four trading days from the crossing of the said holding thresholds.
This obligation applies when crossing each of the above-mentioned thresholds in a downward direction.
In the event of failure to declare shares or voting rights exceeding the fraction that should have been declared, such shares shall be deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code.
In addition, any shareholder, alone or acting in concert, crossing the 10%, 15%, 20% or 25% threshold shall file a declaration with the AMF pursuant to which it shall expose its intention over the following 6 months, including notably whether it intends to continue acquiring shares of the Company, it intends to acquire control over the Company, its intended strategy for the Company.
Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 30% threshold shall file a mandatory public tender offer with the AMF. Also, any shareholder holding directly or indirectly a number between 30% and 50% of

Exhibit 2.3
the capital or voting rights and who, in less than 12 consecutive months, increases his/her/its holding of capital or voting rights by at least 1% company’s capital or voting rights, shall file a mandatory public tender offer.
Differences in Corporate Law
The Company is a société anonyme, or S.A., incorporated under the laws of France. The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to the Company and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and French law. .

	FRANCE	DELAWARE
Number of Directors	Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the bylaws. Since January 1, 2017, the number of directors of each gender may not be less than 40%. Any appointment made in violation of this limit that is not remedied will be null and void.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Director Qualifications	Under French law, a corporation may prescribe qualifications for directors under its bylaws. In addition, under French law, members of a board of directors of a corporation may be legal entities (with the exception of the chairman of the board), and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the board of directors as well as the deliberations taken by the board member irregularly appointed.	Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.
Removal of Directors	Under French law, directors may be removed from office, with or without cause, at any shareholders’ meeting without notice or justification, by a simple majority vote.	Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.
Vacancies on the Board of Directors	Under French law, vacancies on the board of directors resulting from death or a resignation, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification by the shareholders by the next shareholders’ meeting.	Under Delaware law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.
Annual General Meeting	Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

Exhibit 2.3

	FRANCE	DELAWARE
General Meeting	Under French law, general meetings of the shareholders may be called by the board of directors or, failing that, by the statutory auditors, or by a court appointed agent (mandataire ad hoc) or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Exhibit 2.3

FRANCE	DELAWARE
Notice of General Meetings	A meeting announcement is published in the French Journal of Mandatory Statutory Notices (BALO) at least 35 days prior to a meeting and made available on the website of the company at least 21 days prior to the meeting. Subject to limited exceptions provided by French law, additional convening notice is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the French Journal of Mandatory Statutory Notices (BALO). Further, shareholders holding registered shares for at least a month at the time latest insertions of the notices shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice to registered shareholders may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. When the shareholders’ meeting cannot deliberate due to lack of required quorum, the second meeting must be called at least ten calendar days in advance in the same manner as used for the first notice.

The convening notice shall specify the name of the company, its legal form, share capital, registered office address, registration number with the French Registry of Commerce and Companies, the place, date, hour and agenda of the meeting and its nature (ordinary and/or extraordinary meeting). The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail and, as the case may be, the email address to which they may send written questions. The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail and conditions in which they can obtain voting forms by mail.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Exhibit 2.3

	FRANCE	DELAWARE
Proxy	Each shareholder has the right to attend the meetings and participate in the discussions (i) personally, or (ii) by granting proxy to his/her spouse, his/her partner with whom he/she has entered into a civil union or to another shareholder or to any individual or legal entity of his choosing; or (iii) by sending a proxy to the company without indication of the mandate (in this case, such proxy shall be cast in favor of the resolutions supported by the board of directors), or (iv) by voting by correspondence, or (v) by videoconference or another means of telecommunication in accordance with applicable laws that allow identification. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, and the other extraordinary, held on the same day or within a period of fifteen days.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.
Shareholder Action by Written Consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.	Under Delaware law, a corporation’s certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

Exhibit 2.3

FRANCE	DELAWARE
Preemptive Rights	Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes cast by the shareholders present at the extraordinary general meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such rights have not been waived by the extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential subscription rights. Preferential subscription rights may only be exercised during the subscription period. In accordance with French law, the exercise period shall not be less than five trading days. Preferential subscription rights are transferable during a period equivalent to the subscription period but starting two business days prior to the opening of the subscription period and ending two business days prior to the closing of the subscription period.
Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

Sources of Dividends	Under French law, dividends may only be paid by a French société anonyme out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.
 “Distributable profits” consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.
“Distributable premium” refers to the contribution paid by the stockholders in addition to the par value of their shares for their subscription that the stockholders decide to make available for distribution.
Except in case of a share capital reduction, no distribution can be made to the stockholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the bylaws.	Under Delaware law, dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Exhibit 2.3

FRANCE	DELAWARE
Repurchase of Shares	Under French law, a corporation may acquire its own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, the Market Abuse Regulation 596/2014 of April 16, 2014 (MAR) provides for safe harbor exemptions when the acquisition is made for the following purposes:
•  to decrease its share capital with the approval of the shareholders at the extraordinary general meeting;
•  to meet obligations arising from debt securities, that are exchangeable into equity instruments; or
•  with a view to distributing the relevant shares to employees or managers under a profit-sharing, free share or share option plan.
All other purposes, and especially share buy-backs for external growth operations by virtue of Article L. 20-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules.
Under the Market Abuse Regulation 596/2014 of April 16, 2014 (MAR) and in accordance with the General Regulations of the French Financial Markets Authority, a corporation shall report to the competent authority of the trading venue on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.
No such repurchase of ordinary shares may result in the company holding, directly or through a person acting on its behalf, more than 10% of its issues share capital.
Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

Exhibit 2.3

	FRANCE	DELAWARE
Liability of Directors and Officers	Under French law, the bylaws may not include any provisions limiting the liability of directors. Civil liability of the directors may be sought for (1) an infringement of laws and regulations applicable to the company, (2) breach of the bylaws and (3) management failure.	Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
•  any breach of the director’s duty of loyalty to the corporation or its stockholders;
•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or redemptions; or any transaction from which the director derives an improper personal benefit

Voting Rights	French law provides that, unless otherwise provided in the bylaws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. As from April 2016, double voting rights are automatically granted to the shares being registered since more than two years, unless the bylaws are modified in order to provide otherwise.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Shareholder Vote on Certain Transactions	Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation’s assets requires:
•  the approval of the board of directors; and
• approval by a two-thirds majority of the votes cast by the shareholders present, represented by proxy or voting by mail at the relevant meeting or, in the case of a merger with a non-EU company, approval of all shareholders of the corporation (by exception, the extraordinary general meeting of the acquiring company may delegate to the board authority to decide a merger-absorption or to determine the terms and conditions of the merger plan).	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:
•  the approval of the board of directors; and
• approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Exhibit 2.3

FRANCE	DELAWARE
Dissent or Dissenters’ Appraisal Rights	French law does not provide for any such right but provides that a merger is subject to shareholders’ approval by a two-thirds majority vote as stated above.	Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:
•  shares of stock of the surviving corporation;
•  shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;
•  cash in lieu of fractional shares of the stock described in the two preceding bullet points; or
•  any combination of the above.
In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors	French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation’s corporate interest (intérêt social). In addition, directors shall take into account social and environmental issues arising out of the company’s activity.
Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Exhibit 2.3

	FRANCE	DELAWARE
Shareholder Suits	French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees relating to such action may be borne by the relevant shareholder or the group of shareholders.
The plaintiff must remain a shareholder through the duration of the legal action. There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation. A shareholder may alternatively or cumulatively bring individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.	Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and
•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
•  state the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.
Amendment of Bylaws	Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the bylaws. However, the board of directors is authorized to (i) modify the bylaws as a result of a decision to move the company’s registered office and (ii) to bring to the bylaws any modification rendered necessary by an amendment to an applicable law or regulation if the board of directors has been prior authorized by the extraordinary shareholders meeting for this purpose, and subject, in both cases, to ratification by the next extraordinary shareholders’ meeting.	Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal the bylaws of the corporation. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Changes in Share Capital
Increases in Share Capital (Article 10 of the Bylaws). Pursuant to French law, the Company’s share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of the Company’s board of directors. The shareholders may delegate to the Company’s board of directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital.
Increases in the Company’s share capital may be effected by:
• issuing additional shares;
• increasing the par value of existing shares;
• creating a new class of equity securities; and
• exercising the rights attached to securities giving access to the share capital.

Exhibit 2.3
Increases in share capital by issuing additional securities may be effected through one or a combination of the following:
• in consideration for cash;
• in consideration for assets contributed in kind;
• through an exchange offer;
• by conversion of previously issued debt instruments;
• by capitalization of profits, reserves or share premium; and
• subject to certain conditions, by way of offset against debt incurred by the Company.
Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.
Reduction in Share Capital. Pursuant to French law, any reduction in the Company’s share capital requires shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of the Company’s board of directors. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.
Preferential Subscription Right. According to French law, if the Company issues additional securities for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, the Company’s share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights are transferable during the subscription period relating to a particular offering.
Pursuant to recent legislation that went into effect on October 1, 2016, the preferential subscription rights will be transferable during a period starting two days prior to the opening of the subscription period and ending two days prior to the closing of the subscription period.
The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of the Company’s shareholders or individually by each shareholder. The Company’s board of directors and its independent auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights.
In the future, to the extent permitted under French law, the Company may seek shareholder approval to waive preferential subscription rights at an extraordinary general shareholders’ meeting in order to authorize the board of directors to issue additional shares and/or other securities convertible or exchangeable into shares.
II. AMERICAN DEPOSITARY SHARES
The Bank of New York Mellon acts as the depositary for the American Depositary Shares. The Bank of New York Mellon’s depositary offices are located at 240 Greenwich Street, New York, New York 10286. American Depositary Shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs may be evidenced by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Société Générale. The Company has appointed The Bank of New York Mellon as depositary pursuant to an amended and restated deposit agreement. A copy of the amended and restated deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-3. ADS holders may obtain a copy of the amended and restated deposit agreement from the SEC’s website (www.sec.gov) and should refer to Registration Number 333-259690 when retrieving such copy.

Exhibit 2.3
An owner of ADSs may hold its ADSs either (1) directly (a) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in such owner’s name, or (b) by having uncertificated ADSs registered in the owner’s name in the Direct Registration System, or DRS, or (2) indirectly by holding a security entitlement in ADSs through the owner’s broker or other financial institution that is a direct or indirect participant in the Depository Trust Company, or DTC. If an owner of ADSs decides to hold its ADSs directly, such owner is a registered ADS holder, also referred to as an ADS holder. This description assumes all owners are an ADS holder. If an owner of ADSs decides to hold the ADSs indirectly, such owner must rely on the procedures of its broker or other financial institution to assert the rights of ADS holders described in this section. Such indirect holder should consult with its broker or financial institution to find out what those procedures are. DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.
An ADS holder will not be treated as one of the Company’s shareholders and such ADS holder will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying each owner’s ADSs. A holder of ADSs will have ADS holder rights. An amended and restated deposit agreement among the Company, the depositary and all persons directly and indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the amended and restated deposit agreement and the ADRs. In the event of any discrepancy between the ADRs and the amended and restated deposit agreement, the amended and restated deposit agreement governs. The following is a summary of the material provisions of the amended and restated deposit agreement. More complete information is contained in the amended and restated deposit agreement and the form of ADR. Members of the public may obtain copies of those documents from the SEC’s website at www.sec.gov. A copy of the amended and restated deposit agreement is also filed as an exhibit to the Company’s Annual Report on Form 20-F to which this description is also an exhibit.
Dividends and Other Distributions
How will ADS holders receive dividends and other distributions on the ordinary shares?
The depositary has agreed to pay or distribute to owners of ADSs the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. Owners of ADSs will receive these distributions in proportion to the number of ordinary shares such owner’s ADSs represent.
Cash. The Company does not expect to declare or pay any cash dividends or cash distributions on the Company’s ordinary shares for the foreseeable future. The depositary will convert any cash dividend or other cash distribution the Company pays on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the amended and restated deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See the section titled “Taxation” in the Company’s Annual Report on Form 20-F to which this description is filed as an exhibit. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, ADS holders may lose some or all of the value of the distribution.
Ordinary Shares. The depositary may distribute additional ADSs representing any ordinary shares the Company distributes as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS, or ADSs representing those ordinary shares, and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares, or ADSs representing those shares, sufficient to pay its fees and expenses in connection with that distribution.
Rights to Purchase Additional Ordinary Shares. If the Company offers holders of its securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of

Exhibit 2.3
its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse unexercised. In that case, owners of ADSs will receive no value for them.
The depositary will exercise or distribute rights only if the Company asks it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary makes rights available to ADSs holders, it will exercise the rights and purchase the ordinary shares on such holders’ behalf and in accordance with such holders’ instructions. The depositary will then deposit the ordinary shares and deliver ADSs to such ADS holders. It will only exercise rights if such ADS holder pays it the exercise price and any other charges the rights require such holders to pay and comply with other applicable instructions. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions. The depositary will send to ADS holders anything else the Company distributes on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the depositary may adopt another method. It may decide to sell what the Company distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what the Company distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from the Company that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.
Neither the Company nor the depositary are responsible for any failure to determine that it may be lawful or feasible to make a distribution available to any ADS holders. The Company has no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. The Company also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions the Company makes on its ordinary shares or any value for them if it is illegal or impractical for the Company to make them available to such ADS holder.

Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if a shareholder or their broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names such shareholder requests and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
How can ADS holders withdraw the deposited securities?
An ADS holder may surrender its ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or governmental charges payable in connection with such surrender or withdrawal, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to such holder or a person designated by such holder at the office of the custodian or through a book-entry delivery. Alternatively, at the holder’s request, risk and expense, the depositary will, if feasible, deliver the amount of deposited securities represented by the surrendered ADSs for delivery at the depositary’s office or to another address such holder may specify. The depositary may charge the holder a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How can ADS holders interchange between certificated ADSs and uncertificated ADSs?
An ADS holder may surrender its ADRs to the depositary for the purpose of exchanging its ADRs for uncertificated ADSs. The depositary will cancel the ADRs and will send such holder a statement confirming that the holder is the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to such holder an ADR evidencing those ADSs.

Exhibit 2.3
Voting Rights
How do ADS holders vote?
An ADS holder may instruct the depositary to vote the number of whole deposited ordinary shares such holder’s ADSs represent. If the Company requests the depositary to solicit the holder’s voting instructions (and the Company is not required to do so), the depositary will notify such holder of shareholders’ meetings or other solicitations of consents and arrange to deliver the Company’s voting materials to such holder. Those materials will describe the matters to be voted on and explain how the holder may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.
If the depositary timely receives voting instructions for the ADS holder, it will endeavor, in so far as practicable, to vote or cause to be voted the amount of deposited ordinary shares represented by those ADSs in accordance with such voting instructions set forth in such holder’s request. If the Company does not request the depositary to solicit the holder’s voting instructions, such holder can still send voting instructions, and, in that case, the depositary may try to vote as the holder instructs, but it is not required to do so. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If the Company timely asked the depositary to solicit the ADS holder’s instructions but the depositary does not receive voting instructions from such holder by the specified date and the Company confirms to the depositary that (1) the Company wishes to receive a proxy, (2) as of the instruction cutoff date the Company reasonably does not know of any substantial shareholder opposition to the particular question, and (3) the particular question would not be materially adverse to the interests of the Company’s shareholders, then the depositary will consider ADS holders to have authorized and directed it to give a proxy to a person designated by the Company to vote the number of deposited securities represented by such holder’s ADSs in favor of that question, but only if the question was endorsed by the Company’s board of directors.
The Company cannot assure ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADS holders may not be able to exercise their right to vote and there may be nothing such holders can do if their ordinary shares are not voted as requested.
In order to give ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if the Company requests the depositary to act, the Company will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date except where under French law the notice period for such meeting is less than 30 days.
Except as described above, ADS holders will not be able to exercise their right to vote unless they withdraw the ordinary shares. However, ADS holders may not know about the shareholder meeting enough in advance to withdraw the ordinary shares.
Fees and Expenses
What fees and expenses will ADS holders be responsible for paying?
Pursuant to the terms of the amended and restated deposit agreement, the holders of ADSs will be required to pay the following fees:

Exhibit 2.3

Persons depositing or withdrawing ordinary shares or ADSs must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
•  Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights

•  Cancellation of ADSs for the purpose of withdrawal, including if the amended and restated deposit agreement terminates

$0.05 (or less) per ADS	• Any cash distribution to an ADS holder
A fee equivalent to the fee that would be payable if securities distributed to an ADS holder had been ordinary shares and the shares had been deposited for issuances of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to an ADS holder
$0.05 (or less) per ADS per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of ordinary shares on the Company’s share register to or from the name of the depositary or its agent when an ADS holder deposits or withdraws shares
Expenses of the depositary	• Cable (including SWIFT) and facsimile transmissions as expressly provided in the amended and restated deposit agreement • Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, share transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges payable by the depositary, custodian or their agents in connection with the servicing of deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide for-fee services until its fees for those services are paid.
From time to time, the depositary may make payments to the Company to reimburse or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the amended and restated deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are affiliates of the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert foreign currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the amended and restated deposit agreement and the rate that the

Exhibit 2.3
depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the amended and restated deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to holders of ADSs, subject to the depositary’s obligations under the amended and restated deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.
Payment of Taxes
ADS holders will be responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of such holder’s ADSs. The depositary may refuse to register any transfer of a holder’s ADSs or allow them to withdraw the deposited securities represented by such holder’s ADSs until such taxes or other charges are paid. It may apply payments owed to ADS holders or sell deposited securities represented by such holder’s ADSs to pay any taxes owed and such holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs registered in the ADS holder’s name to reflect the sale and pay to such holder any net proceeds, or send such holder any property, remaining after it has paid the taxes. An ADS holder’s obligation to pay taxes and indemnify the Company and the depository against any tax claims will survive the transfer or surrender of such holder’s ADSs, the withdrawal of the deposited ordinary shares as well as the termination of the amended and restated deposit agreement.
Reclassifications, Recapitalizations and Mergers

If the Company:	Then:
• Changes the nominal value of the Company’s ordinary shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities.
• Reclassifies, splits up or consolidates any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
• Distributes securities on the ordinary shares that are not distributed to ADSs holders
The depositary may also deliver new ADSs or ask ADS holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities. The depositary may also sell the new deposited securities and distribute the net proceeds if the Company is unable to assure the depositary that the distribution (a) does not require registration under the Securities Act or (b) is exempt from registration under the Securities Act.

If the Company:	Then:
• Recapitalizes, reorganizes, merges, liquidates, sells all or substantially all of the Company’s assets, or takes any similar action	Any replacement securities received by the depositary shall be treated as newly deposited securities and either the existing ADSs or, if necessary, replacement ADSs distributed by the depositary will represent the replacement securities. The depositary may also sell the replacement securities and distribute the net proceeds if the replacement securities may not be lawfully distributed to all ADS holders.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

Exhibit 2.3
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask the ADS holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How may the amended and restated deposit agreement be amended?
The Company may agree with the depositary to amend the amended and restated deposit agreement and the ADRs without ADS holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges, registration fees, facsimile costs, delivery costs or other such expenses, or that would otherwise prejudice a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to agree to the amendment and to be bound by the ADRs and the amended and restated deposit agreement as further amended.
How may the amended and restated deposit agreement be terminated?
The depositary will terminate the amended and restated deposit agreement if the Company asks it to do so, in which case the depositary will give notice to ADS holders at least 90 days prior to termination. The depositary may also terminate the amended and restated deposit agreement if the depositary has told the Company that it would like to resign and the Company has not appointed a new depositary within 60 days. In such case, the depositary must notify ADS holders at least 90 days before termination. In addition, the depositary may initiate termination of the amended and restated deposit agreement if (i) the Company delists its shares from an exchange on which they the Company is listed and does not list the shares on another exchange; (ii) the Company appears to be insolvent or enter insolvency proceedings; (iii) all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities; (iv) there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or (v) there has been a replacement of deposited securities.
After termination, the depositary and its agents will do the following under the amended and restated deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the amended and restated deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADS holder (until they surrender their ADSs) or give any notices or perform any other duties under the amended and restated deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability

Exhibit 2.3
The amended and restated deposit agreement expressly limits the Company’s obligations and the obligations of the depositary. It also limits the Company’s liability and the liability of the depositary to ADS holders. The Company and the depositary:
• are only obligated to take the actions specifically set forth in the amended and restated deposit agreement without negligence or bad faith;
• are not liable if either the Company or depositary is prevented or delayed by law or circumstances beyond the Company’s control from performing the Company’s obligations under the amended and restated deposit agreement;
• are not liable if either the Company or depositary exercises, or fails to exercise, discretion permitted under the amended and restated deposit agreement;
• are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the amended and restated deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the amended and restated deposit agreement;
• are not liable for any tax consequences to any holders of ADSs on account of their ownership of ADSs;
• have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the amended and restated deposit agreement on ADS holders’ behalf or on behalf of any other person;
• are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
• may rely upon any documents the Company believes in good faith to be genuine and to have been signed or presented by the proper person.
In the amended and restated deposit agreement, the Company and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:
• payment of any tax or other governmental charges and any stock transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;
• satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
• compliance with regulations it may establish, from time to time, consistent with the amended and restated deposit agreement, including presentation of transfer documents.
The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or the Company’s transfer books are closed or at any time if the depositary or the Company think it advisable to do so.
ADS Holders’ Right to Receive the Ordinary Shares Underlying Their ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:
• when temporary delays arise because: (1) the depositary has closed its transfer books or the Company has closed its transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) the Company pays a dividend on its ordinary shares;
• when ADS holders owe money to pay fees, taxes and similar charges; and

Exhibit 2.3
• when it is necessary to prohibit withdrawals in order to comply with any U.S. or foreign laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.
This right of withdrawal is not limited by any other provision of the amended and restated deposit agreement.
Direct Registration System
In the amended and restated deposit agreement, all parties to the amended and restated deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs and such ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the amended and restated deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the amended and restated deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the amended and restated deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs; ADS Holder Information
The depositary will make available for an ADS holders inspection at its office all communications that it receives from the Company as a holder of deposited securities that the Company makes generally available to holders of deposited securities. The depositary will send ADS holders copies of those communications or otherwise make those communications available to such holder if the Company asks it to. ADS holders have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to the Company’s business or the ADSs.
Each holder of ADSs will be required to provide certain information, including proof of taxpayer status, residence and beneficial ownership (as applicable), from time to time and in a timely manner as the Company, the depositary or the custodian may deem necessary or proper to fulfill obligations under applicable law.
Jury Trial Waiver
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against the Company or the depositary arising out of or relating to the Company’s ordinary shares, the ADSs or the amended and restated deposit agreement, including any claim under the U.S. federal securities laws. If the Company or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, ADS holders will not be agreeing to the terms of the deposit agreement, be deemed to have waived the Company’s or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.